Exhibit 99.1
NEWS RELEASE

Bonanza Creek Energy Announces
Third Quarter 2019 Financial Results

DENVER, November 6, 2019 – Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its third quarter 2019 financial results and operating outlook and has posted an updated investor presentation on its corporate website.

Highlights of the third quarter 2019 include:

•Average sales volumes of 24.3 MBoe/d, flat with the second quarter 2019, and up 45% over third quarter 2018 Wattenberg sales volumes

•Year-to-date average sales volumes of 23.2 MBoe/d, up 52% over average Wattenberg sales volumes through the third quarter of 2018

•Raising 2019 annual sales volume guidance to a range of 23.0 to 24.0 MBoe/d from 22.0 to 24.0 MBoe/d

•Total capital expenditures of $46.4 million for the quarter and $172.8 million year-to-date

•Lowering 2019 annual capital expenditure guidance to a range of $230 to $240 million from a range of $230 to $255 million

•Lease operating expense ("LOE") of $3.00 per Boe for the third quarter, resulting in year-to-date LOE of $2.93 per Boe

•Lowering 2019 LOE guidance to a range of $2.75 to $3.10 per Boe from a range of $2.75 to $3.25 per Boe

•Total general and administrative ("G&A") expense, including non-cash, stock-based compensation, of $9.9 million. Cash G&A(1), excluding stock-based compensation, was $7.9 million for the quarter or $3.53 per Boe, down 2% sequentially

•Lowering 2019 annual cash G&A guidance to a range of $3.70 to $3.95 per Boe from a range of $3.70 to $4.20 per Boe

•GAAP net income of $35.9 million, or $1.74 per diluted share, including a $0.46 non-cash gain on derivatives

•Adjusted EBITDAX(1) of $49.5 million, or $2.40 per diluted share

(1) Non-GAAP measure, see attached reconciliation schedules at the end of this release.

Eric Greager, President and Chief Executive Officer of Bonanza Creek, commented, "We expect to deliver modest production growth in Q4, and we’re pleased to raise our 2019 production guidance while lowering capex, unit LOE, and unit cash G&A guidance for the year.” Greager continued, “Although it’s still early in the budgeting cycle and there’s more work to do, we expect moderating production growth in 2020 with a lower year-over-year capital program as we work toward sustainable free cash flow in a challenging price environment.”

Third Quarter 2019 Results

During the third quarter of 2019, the Company reported average daily sales of 24.3 MBoe/d. As expected, the Company's third quarter product mix was 57% oil, 17% NGLs, and 26% residue natural gas. The oil mix was down from 62% in the second quarter of 2019, primarily as a result of wells placed on production in the fourth quarter of 2018 and first quarter of 2019 maturing.

Capital expenditures were $46.4 million for the third quarter of 2019 and $172.8 million year-to-date 2019. The Company has lowered its annual capital expenditure guidance range to $230 to $240 million. The Company's previously estimated 2019 activity levels consisting of 59 gross wells spud and 45 gross wells turned to sales are unchanged.

During the third quarter of 2019, the Company drilled 16 gross (10.0 net) operated wells, three of which were extended reach lateral ("XRL") wells, and completed 10 gross (6.2 net) operated wells. There were 23 gross (20.5 net) wells turned to sales during the third quarter.

The table below provides operating statistics for our Wattenberg assets.

	Three Months Ended September 30,(2)
	2019	2018	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	13,890	10,135	37%
Natural gas (Mcf/d)	37,210	21,728	71%
Natural gas liquids (Bbls/d)	4,187	3,013	39%
Crude oil equivalent (Boe/d)	24,279	16,769	45%

Product Mix
Crude oil	57%	60%
Natural gas	26%	22%
Natural gas liquids	17%	18%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$51.36	$63.26
Natural gas (per Mcf)	$1.58	$2.15
Natural gas liquids (per Bbl)	$6.72	$23.74
Crude oil equivalent (per Boe)	$32.96	$45.28

(2) Results for three months ended are for Wattenberg only. The Company's Mid-Continent region assets were sold on August 6, 2018, and therefore, the data in the table excludes Mid-Continent region activity during the three months ended September 30, 2018.

Net oil and gas revenue for the third quarter of 2019 was $75.2 million compared to $85.8 million for the second quarter of 2019. The decrease was a result of lower oil, natural gas, and NGL realized prices. Crude oil accounted for approximately 88% of total revenue for the quarter. Differentials for the Company's oil production during the quarter averaged approximately $4.98 per barrel off of NYMEX WTI.

LOE for the third quarter of 2019 on a unit basis increased 5% to $3.00 per Boe from $2.87 per Boe in the second quarter of 2019. Year-to-date 2019 LOE is $2.93 per Boe, and the Company's revised annual 2019 LOE guidance is $2.75 to $3.10 per Boe.

RMI operating expenses for the third quarter of 2019 were $1.46 per Boe compared to $1.22 per Boe in second quarter of 2019. The increase was in planned expenses related to the Company's new gathering pipeline to Riverside terminal, which began delivering oil and improved price realizations during the third quarter of 2019. Year-to-date 2019 RMI operating expenses of $1.31 per Boe are in-line with the Company's expectations and full year guidance of $1.10 to $1.40 per Boe.

The Company's general and administrative ("G&A") expenses were $9.9 million for the third quarter of 2019, which included $2.0 million in non-cash stock-based compensation. Cash G&A, which excludes stock-based compensation, of $7.9 million for the third quarter of 2019 was down from $8.0 million in the second quarter of 2019. On a per unit basis, the Company's cash G&A decreased 2% sequentially from $3.61 per Boe in the second quarter of 2019 to $3.53 per Boe in the third quarter of 2019. Year-to-date 2019 cash G&A of $3.92 per Boe is in-line with the Company's expectations and revised full year guidance of $3.70 to $3.95 per Boe.

Cash G&A is a non-GAAP measure. Please see Schedule 7 at the end of this release for a reconciliation from GAAP G&A to cash G&A.

Guidance Summary

Guidance	3Q19 Actuals	YTD 2019 Actuals	FY19 Guidance
Production (MBoe/d)	24.3	23.2	23.0 - 24.0
LOE ($/Boe)	$3.00	$2.93	$2.75 - $3.10
RMI Opex ($/Boe)	$1.46	$1.31	$1.10 - $1.40
Cash G&A ($/Boe)	$3.53	$3.92	$3.70 - $3.95
Severance Ad/Valorem (% of rev)	9.2%	8.2%	8% - 9%
Oil Differential ($/bbl)(3)	$4.98	$5.40	$4.25 - $5.25
Total Capex ($MM)	$46	$173	$230 - $240
D&C Capex ($MM)	$39	$141	$190 - $200
(3) Oil differential guidance based on WTI pricing through September 30, 2019 and on strip pricing as of November 6, 2019, and includes the benefit of oil flowing through the Company's new oil gathering line to Riverside terminal.

Conference Call Information

The Company will host a conference call to discuss these results on November 7, 2019 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	1509458
Replay	855-859-2056	1509458

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and updated 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 7, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 6, 2019, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Scott Landreth
Senior Director, Finance & Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Statements of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating net revenues:
Oil and gas sales	$75,176	$74,380	$233,553	$210,444
Operating expenses:
Lease operating expense	6,696	7,951	18,512	29,726
Gas plant and midstream operating expense	3,271	2,249	8,301	9,109
Gathering, transportation, and processing	4,423	2,749	12,776	6,747
Severance and ad valorem taxes	6,738	6,485	18,697	17,788
Exploration	33	(6)	538	244
Depreciation, depletion, and amortization	19,900	10,987	54,557	28,059
Abandonment and impairment of unproved properties	879	430	2,636	5,409
Unused commitments	—	—	—	21
General and administrative expense (including $2,041, $1,741, $5,189, and $4,933, respectively, of stock-based compensation)	9,920	10,899	30,001	30,350
Total operating expenses	51,860	41,744	146,018	127,453
Other income (expense):
Derivative gain (loss)	12,894	(16,078)	(15,477)	(46,832)
Interest expense, net	(322)	(608)	(1,858)	(1,770)
Gain (loss) on sale of properties, net	—	26,720	(306)	26,720
Other income	5	693	28	983
Total other income (expense)	12,577	10,727	(17,613)	(20,899)
Income from operations before taxes	35,893	43,363	69,922	62,092
Income tax benefit (expense)	—	—	—	—
Net income	$35,893	$43,363	$69,922	$62,092

Comprehensive income	$35,893	$43,363	$69,922	$62,092

Net income per common share:
Basic	$1.74	$2.11	$3.39	$3.03
Diluted	$1.74	$2.10	$3.38	$3.02
Weighted-average common shares outstanding:
Basic	20,634	20,541	20,603	20,495
Diluted	20,678	20,631	20,671	20,587

Schedule 2: Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$35,893	$43,363	$69,922	$62,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	19,900	10,987	54,557	28,059
Abandonment and impairment of unproved properties	879	430	2,636	5,409
Well abandonment costs and dry hole expense	—	—	62	—
Stock-based compensation	2,041	1,741	5,189	4,933
Amortization of deferred financing costs	123	—	371	—
Derivative loss (gain)	(12,894)	16,078	15,477	46,832
Derivative cash settlements	3,373	(8,322)	3,766	(19,944)
(Gain) loss on sale of properties, net	—	(26,720)	306	(26,720)
Other	1	(172)	(900)	—
Changes in current assets and liabilities:
Accounts receivable	(17,037)	(22,447)	(1,948)	(42,823)
Prepaid expenses and other assets	(477)	48	(1,180)	983
Accounts payable and accrued liabilities	27,618	10,587	16,785	9,698
Settlement of asset retirement obligations	(860)	(700)	(2,035)	(1,497)
Net cash provided by operating activities	58,560	24,873	163,008	67,022
Cash flows from investing activities:
Acquisition of oil and gas properties	(1,230)	(634)	(12,968)	(1,929)
Exploration and development of oil and gas properties	(72,721)	(65,338)	(184,119)	(156,820)
Proceeds from sale of oil and gas properties	—	103,114	1,153	103,134
Additions to property and equipment - non oil and gas	(144)	(60)	(292)	(340)
Net cash used in investing activities	(74,095)	37,082	(196,226)	(55,955)
Cash flows from financing activities:
Proceeds from credit facility	25,000	—	40,000	60,000
Payments to credit facility	(10,000)	(60,000)	(10,000)	(60,000)
Proceeds from exercise of stock options	—	132	—	1,100
Payment of employee tax withholdings in exchange for the return of common stock	(17)	(69)	(1,100)	(863)
Deferred financing costs	(226)	—	(226)	—
Net cash provided by financing activities	14,757	(59,937)	28,674	237
Net change in cash, cash equivalents, and restricted cash	(778)	2,018	(4,544)	11,304
Cash, cash equivalents, and restricted cash:
Beginning of period	9,236	22,068	13,002	12,782
End of period	$8,458	$24,086	$8,458	$24,086

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$8,371	$12,916
Accounts receivable:
Oil and gas sales	41,996	31,799
Joint interest and other	39,328	47,577
Prepaid expenses and other	5,813	4,633
Inventory of oilfield equipment	7,312	3,478
Derivative assets	16,408	34,408
Total current assets	119,228	134,811
Property and equipment (successful efforts method):
Proved properties	907,011	719,198
Less: accumulated depreciation, depletion and amortization	(105,701)	(52,842)
Total proved properties, net	801,310	666,356
Unproved properties	155,371	154,352
Wells in progress	74,780	93,617
Other property and equipment, net of accumulated depreciation of $2,996 in 2019 and $2,546 in 2018	3,491	3,649
Total property and equipment, net	1,034,952	917,974
Long-term derivative assets	3,590	3,864
Right-of-use assets	38,309	—
Other noncurrent assets	3,664	4,885
Total assets	$1,199,743	$1,061,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$63,836	$79,390
Oil and gas revenue distribution payable	28,644	19,903
Current portion of lease liability	11,103	—
Derivative liability	225	183
Total current liabilities	103,808	99,476

Long-term liabilities:
Credit facility	80,000	50,000
Lease liability	27,925	—
Ad valorem taxes	21,302	18,740
Long-term derivative liability	28	—
Asset retirement obligations for oil and gas properties	28,756	29,405
Total liabilities	261,819	197,621
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 20,634,558 and 20,543,940 issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	4,284	4,286
Additional paid-in capital	700,552	696,461
Retained earnings	233,088	163,166
Total stockholders’ equity	937,924	863,913
Total liabilities and stockholders’ equity	$1,199,743	$1,061,534

Schedule 4: Per unit operating margins
(unaudited)

	Three Months Ended September 30,(1)			Nine Months Ended September 30,(1)
	2019	2018	Percent Change	2019	2018	Percent Change
Sales volume
Oil (MBbl)	1,278	932	37%	3,860	2,485	55%
Gas (MMcf)	3,423	1,999	71%	8,525	5,327	60%
NGL (MBbl)	385	277	39%	1,042	779	34%
Equivalent (MBoe)	2,234	1,543	45%	6,323	4,151	52%

Realized pricing (before derivatives)
Oil ($/Bbl)	$51.36	$63.26	(19)%	$51.86	$61.31	(15)%
Gas ($/Mcf)	$1.58	$2.15	(27)%	$2.09	$2.24	(7)%
NGL ($/Bbl)	$6.72	$23.74	(72)%	$10.74	$20.91	(49)%
Equivalent ($/Boe)	$32.96	$45.28	(27)%	$36.24	$43.49	(17)%

Per Unit Costs ($/Boe)
Realized price equivalent (before derivatives)	$32.96	$45.28	(27)%	$36.24	$43.49	(17)%
Lease operating expense	3.00	4.26	(30)%	2.93	5.36	(45)%
Gathering, transportation and processing	1.98	1.78	11%	2.02	1.63	24%
Gas plant and midstream operating expense	1.46	1.00	46%	1.31	1.47	(11)%
Severance and ad valorem	3.02	4.12	(27)%	2.96	3.90	(24)%
Cash general and administrative(2)	3.53	5.99	(41)%	3.92	6.24	(37)%
Total cash operating costs	$12.99	$17.15	(24)%	$13.14	$18.60	(29)%
Cash operating margin (before derivatives)	$19.97	$28.13	(29)%	$23.10	$24.89	(7)%
Derivative cash settlements	1.51	(5.39)	(128)%	0.60	(4.80)	(113)%
Cash operating margin (after derivatives)	$21.48	$22.74	(6)%	$23.70	$20.09	18%

Non-cash items
Non-cash general and administrative	$0.91	$1.13	(19)%	$0.82	$1.19	(31)%

(1) Results for three and nine months ended September 30, 2019 and 2018 are for Wattenberg only. The Company's Mid-Continent region assets were sold on August 6, 2018, and therefore, the data in the table excludes Mid-Continent region activity during the three and nine months ended September 30, 2018.
(2) Cash general and administrative expense excludes stock-based compensation of $2.0 million and $1.7 million for the three months ended September 30, 2019 and 2018, respectively, and $5.2 million and $4.9 million for the nine months ended September 30, 2019 and 2018, respectively.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present recurring profitability that is more comparable between periods by excluding items that are non-recurring in nature or items which are not easily estimable. Management believes adjusted net income provides external users of the Company's consolidated financial statements such as industry analysts, investors, creditors, and rating agencies with additional information to assist in their analysis of the Company. The Company defines adjusted net income as net income after adjusting first for (1) the impact of certain non-cash items and one-time transactions and then (2) the non-cash and one-time items’ impact on taxes based on a tax rate that approximates the Company's effective tax rate in each period. Adjusted net income is not a measure of net income as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$35,893	$43,363	$69,922	$62,092
Adjustments to net income:
Derivative loss (gain)	(12,894)	16,078	15,477	46,832
Derivative cash settlements	3,373	(8,322)	3,766	(19,944)
(Gain) loss on sale of oil and gas properties	—	(26,720)	306	(26,720)
Abandonment and impairment of unproved properties	879	430	2,636	5,409
Well abandonment and exploratory dry hole expense	—	—	62	—
Unused commitments	—	—	—	21
Stock-based compensation (1)	2,041	1,741	5,189	4,933
Severance costs (1)	—	279	418	279
Total adjustments before taxes	(6,601)	(16,514)	27,854	10,810
Income tax effect	—	—	—	—
Total adjustments after taxes	$(6,601)	$(16,514)	$27,854	$10,810

Adjusted net income	$29,292	$26,849	$97,776	$72,902
Adjusted net income per diluted share	$1.42	$1.30	$4.73	$3.54

Diluted weighted-average common shares outstanding	20,678	20,631	20,671	20,587

(1) Included as a portion of general and administrative expense in the statements of operations.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature and/or items which are not reasonably estimable. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$35,893	$43,363	$69,922	$62,092
Exploration	33	(6)	538	244
Depreciation, depletion and amortization	19,900	10,987	54,557	28,059
Amortization of deferred financing costs	—	—	248	—
Abandonment and impairment of unproved properties	879	430	2,636	5,409
Unused commitments	—	—	—	21
Stock-based compensation (1)	2,041	1,741	5,189	4,933
Severance costs (1)	—	279	418	279
(Gain) loss on sale of oil and gas properties	—	(26,720)	306	(26,720)
Interest expense	322	608	1,858	1,770
Derivative loss (gain)	(12,894)	16,078	15,477	46,832
Derivative cash settlements	3,373	(8,322)	3,766	(19,944)
Adjusted EBITDAX	$49,547	$38,438	$154,915	$102,975

(1) Included as a portion of general and administrative expense in the statements of operations.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
General and administrative expense	$9,920	$10,899	$30,001	$30,350
Stock-based compensation	(2,041)	(1,741)	(5,189)	(4,933)
Cash G&A	$7,879	$9,158	$24,812	$25,417